RESOLUTION IN LIEU OF STOCKHOLDERS MEETING



     THE  UNDERSIGNED,  being the sole Stockholders  of  LIFEPLAN,  a  Nevada

Corporation,  in  lieu  of  a Stockholders meeting,  hereby  consent  to  the following resolutions:



          RESOLVED, that the Corporation enter into an Agreement and Plan of Merger with HIV-VAC, INC. (A copy of which is attached) with HIV-VAC, INC. remaining as the surviving corporation, and be it

          FURTHER RESOLVED, that the Corporation officers are hereby authorized to execute any and all documents necessary to accomplish the merger.


DATED: March 8, 2000

                                   /s/ Anthony DeMint
                                   _________________________________
                                   ANTHONY N. DeMINT